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Exhibit 99.1

WellCare Elects Former Louisiana Governor Bobby Jindal to Board of Directors

TAMPA, Fla. (Sept. 24, 2018) — WellCare Health Plans, Inc. (NYSE: WCG) announced today it appointed Bobby Jindal, former governor of Louisiana, to its board of directors.

“We are pleased to welcome Gov. Jindal to our board of directors,” said WellCare’s Chairman of the Board Chris Michalik. “As a leader who has dedicated his career to public service and advancing innovative healthcare policies, his broad knowledge and expertise in Medicaid, Medicare Advantage and other government-sponsored programs will support WellCare’s focus on providing access to high-quality care and services to our members and cost-effective healthcare solutions to our government customers.”

“WellCare has a long-standing mission to serve and helps millions of families, children, seniors and individuals with complex medical needs live better, healthier lives,” said Jindal. “I look forward to joining WellCare’s board of directors to advance its mission, while working with the company’s dynamic leadership team and sharing my experience, insights and advice with this rapidly-growing company.”

Jindal was elected as the nation’s youngest governor in 2007 and spent two terms as Louisiana’s chief executive officer from 2008 until 2016. Prior to serving as governor, Jindal served in the U.S. House of Representatives for the state of Louisiana from 2005 to 2008. He previously held positions as assistant secretary of the U.S. Department of Health and Human Services; president of the University of Louisiana System; secretary of the Louisiana Department of Health and Hospitals; and executive director of the National Bipartisan Commission on the Future of Medicare.

About WellCare Health Plans, Inc.
Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services to families, children, seniors and individuals with complex medical needs primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, as well as individuals in the Health Insurance Marketplace. WellCare serves approximately 5.5 million members nationwide as of Sept. 1, 2018. For more information about WellCare, please visit the company's website at www.wellcare.com.

CONTACTS:
Media	Investors
Alissa Momberg Lawver 813-206-5256 alissa.lawver@wellcare.com	Beau Garverick 813-206-2329 beau.garverick@wellcare.com

Matt Humphries 813-206-6096 matt.humphries@wellcare.com